EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             ANNIE'S HOMEGROWN, INC.

Annie's Homegrown, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

         FIRST: That the Board of Directors of Annie's Homegrown, Inc., by a unanimous vote of its members at a duly called Board of Directors Meeting on July 7, 1999, adopted resolutions setting forth a proposed Amendment to the Certificate of Incorporation of said corporation, declaring said Amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

         SECOND: That, in accordance with Section 228 of General Corporation Law of the State of Delaware, the holders of all the issued and outstanding capital stock of the Corporation approved said amendment at a Special Meeting in Lieu of an Annual Meeting for Stockholders on November 30, 1999.

         VOTED: that the Certificate of Incorporation of this Corporation be amended by striking Article 4 in its entirety and replacing it with the following:

         "4. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Eleven Million (11,000,000) shares, consisting of Ten Million (10,000,000) shares of Common Stock, $.001 par value per share (the "Common Stock"), and One Million (1,000,000) shares of undesignated Preferred Stock, $2.00 par value per share (the "Preferred Stock").

                  The Board of Directors of the Corporation is hereby expressly vested with the power to issue one or more series of Preferred Stock of the Corporation from time to time and by resolution to designate the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of any class of stock or any series of such class of stock to the extent not inconsistent with the provisions of this FOURTH Article or in conflict with the powers, designations, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions of any other series fixed by resolution of the Board of Directors and set forth in a certificate of designation filed with the Secretary of State of Delaware."

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Annie's Homegrown, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by its President and its Secretary, this ______ day of November, 1999.



                                            ANNIE'S HOMEGROWN, INC.

[SEAL]                                      By: ________________________
                                                       President

----------------------
Secretary